Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	July 29, 2021

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2021 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2021.
Operating Results
▪Three-Months Comparison: For the three months ended June 30, 2021, net income was $0.3 million and return on average equity (ROE) was 0.03 percent. This compares to net income of $99 million and ROE of 7.12 percent for the same period of 2020. The decline in profitability in the second quarter of 2021 compared to the same period of 2020 was primarily driven by:
▪Advances. Average Advance balances declined 59 percent. Although Advances grew significantly during the onset of the COVID-19 pandemic as members sought additional liquidity, balances subsequently fell in 2020 and have remained low due to increased liquidity in the financial markets and increased deposit levels at member institutions. Additionally, Advance prepayment fees were lower due to a higher amount of member prepayments of Advances in the first half of 2020 as interest rates declined.
▪Mortgage Assets. The spreads earned on mortgage assets declined due to the accelerated payoff of higher-yielding mortgages at a faster pace than the associated debt funding them. The historically low long-term interest rates led to prepayments occurring faster than the purchases of new mortgage assets, which also resulted in the average balances of mortgage assets declining 30 percent.
▪Fair Value Adjustments. Unrealized losses on derivatives and instruments held at fair value were higher in the second quarter of 2021 in response to changes in interest rates.
▪Six-Months Comparison: For the first six months of 2021, net income was $19 million and ROE was 0.97 percent, compared to net income of $179 million and ROE of 7.04 percent for the same period of 2020. The decline in profitability in the first six months of 2021 compared to the same period of 2020 was primarily driven by the Advances and mortgage assets factors noted for the three-months comparison as well as the following:
▪Sales of Swaptions. The FHLB sold interest rate swaptions in the first quarter of 2020 in response to changes in interest rates, which resulted in net realized gains of approximately $69 million before assessments. The FHLB did not sell any interest rate swaptions in the first six months of 2021. Swaptions are used to hedge market risk exposure associated with holding fixed-rate mortgage assets and may be sold to offset the risk incurred due to changes in interest rates.

Balance Sheet Highlights
▪Total assets at June 30, 2021 were $58.9 billion, a decrease of $6.4 billion (10 percent) from year-end 2020.
▪Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $66.6 billion at June 30, 2021, an increase of $3.3 billion (five percent) from year-end 2020. The growth in Mission Asset Activity was primarily driven by a $6.4 billion increase in Letters of Credit balances. The increase in Letters of Credit was primarily due to members using them to secure elevated levels of public unit deposits.
▪Total investments at June 30, 2021 were $27.1 billion, an increase of $0.1 billion from year-end 2020. Total investments included $8.9 billion of mortgage-backed securities and $18.2 billion of liquidity investments. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2021, GAAP capital was $4.0 billion, an increase of two percent from year-end 2020. The GAAP and regulatory capital-to-assets ratios were 6.82 percent and 6.84 percent, respectively, at June 30, 2021. Retained earnings were $1.3 billion at June 30, 2021, a decrease of less than one percent from year-end 2020.
Dividend
▪The FHLB paid its stockholders a cash dividend on June 17, 2021 at a 2.00 percent annualized rate, which is 1.89 percentage points above second quarter average short-term interest rates. The FHLB computes average short-term interest rates as a blend of 3-month LIBOR and the Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first six months of 2021 resulted in an accrual of $2 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded nearly $802 million in subsidies towards the creation of more than 100,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB awarded nearly $2.2 million in the first six months of 2021 through two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its second quarter 2021 Form 10-Q with the Securities and Exchange Commission on or about August 5, 2021.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 628 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2021	December 31, 2020	Percent Change (2)
Total assets	$58,872	$65,296	(10)%
Advances (principal)	23,378	25,007	(7)
Mortgage loans held for portfolio (principal)	7,531	9,316	(19)
Total investments	27,096	27,041	—
Consolidated Obligations	52,858	59,497	(11)
Mandatorily redeemable capital stock	14	19	(29)
Capital stock	2,718	2,641	3
Total retained earnings	1,297	1,304	(1)
Total capital	4,013	3,930	2
Regulatory capital (1)	4,029	3,964	2

Capital-to-assets ratio (GAAP)	6.82%	6.02%
Capital-to-assets ratio (Regulatory) (1)	6.84	6.07

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Percent Change (2)	2021	2020	Percent Change (2)
Total interest income	$155	$363	(57)%	$332	$811	(59)%
Total interest expense	89	214	(59)	190	579	(67)
Net interest income	66	149	(56)	142	232	(39)
Non-interest income (loss)	(42)	(15)	NM	(73)	15	NM
Non-interest expense	24	24	—	48	48	(2)
Affordable Housing Program assessments	—	11	(100)	2	20	(89)
Net income	$—	$99	(100)	$19	$179	(89)

Return on average equity	0.03%	7.12%		0.97%	7.04%
Return on average assets	—	0.37		0.06	0.36
Annualized dividend rate	2.00	2.50		2.00	2.50
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of greater than 100% are shown as “NM” (not meaningful).
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